EXHIBIT 99.01
Versant Contact:
Jerry Wong
Chief Financial Officer
Versant Corporation
1-800-VERSANT
650-232-2400

Versant Announces Quarterly Revenues of $4.3 Million

Redwood City, California, February 23, 2012 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management software, today announced its financial results for its first quarter ended January 31, 2012.

For the quarter, Versant reported revenues of $4.3 million compared to $4.6 million for the same quarter of the last fiscal year, representing a decrease of 5%. One customer accounted for 13% of total revenues in the quarter, whereas another customer accounted for 10% of total revenues in the quarter ended January 31, 2011.
Net income for the quarter was $0.1 million and diluted net income per share was $0.05 for the first quarter ended January 31, 2012, compared to net income of $0.5 million and diluted net income per share of $0.14 for the quarter ended January 31, 2011. Versant continued to increase its investment in research and development during the quarter.
Bernhard Woebker, Versant Corporation's CEO, stated “This quarter represents a good start into 2012 with revenues in line with our expectations. We have continued to move forward with the implementation of our strategic initiative in Big Data Analytics. We have released the technical preview version of our NoSQL Big Data platform, which is based on an industry standard application programming interface, the Java Persistence API (JPA). We are also currently on track to release a cloud enabled alpha version of this platform later this summer.”
During the quarter ended January 31, 2012, Versant acquired approximately 18,000 shares of its common stock through open market purchases and block trades under its previously announced stock repurchase program at an average price of $9.44 per share. In February 2012, following the close of the first fiscal quarter, the Company repurchased an additional 65,000 shares at a price of $11.00 per share through a block trade, leaving a balance of approximately $4.1 million available under this program.
About Versant Corporation
Versant Corporation (Nasdaq:VSNT) is an industry leader in building specialized NoSQL data management systems to enable the real-time enterprise. Using the Versant Database Engine, enterprises can handle complex information in environments that demand high performance, concurrency, and availability, significantly cut hardware and administration costs, speed and simplify development, and deliver products with a strong competitive edge. Versant's solutions are deployed across a wide array of industries, including telecommunications, energy, financial services, transportation, manufacturing, and defense. For more than 20 years, Versant has been a trusted partner of Global 2000 companies such as Ericsson, Verizon, Siemens, and Financial Times, as well as the U.S. Government. For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statement in this press release regarding the Company's anticipated timing of the potential future release of a cloud enabled non-commercial alpha version of its NoSQL Big Data platform, which is under development. Forward-looking statements are based on our assessment of current trends in our business, as well as the general economic environment in fiscal 2012, and may prove to be incorrect. Investors are cautioned that any such forward-looking statements are not guarantees of Versant's future performance or other matters and involve very significant risks and uncertainties.

There are many important factors and risks that could cause our actual results or events to differ materially from those anticipated in the forward-looking statements. The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Information concerning factors that could adversely affect our business and results can be found in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K for the year ending October 31, 2011, its reports on Form 10-Q and its reports on Form 8-K.
Versant is a registered trademark or trademark of Versant Corporation in the United States.
Conference Call Information
Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date: Thursday, February 23, 2012
Time: 1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US: 1-877-941-1428
International: 1-480-629-9856
Conference ID: 4515665
Internet Simulcast*: http://viavid.net/dce.aspx?sid=000093DF
*Windows Media Player needed for simulcast. Simulcast is voice only.
Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.
A replay of the conference call will be available until March 1, 2012.
Replay number US: 1-877-870-5176
International Replay number: 1-858-384-5517
Replay Pass Code**: 4515665
** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)
(unaudited)

	January 31, 2012	October 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$23,017	$23,145
Trade accounts receivable, net	3,974	2,183
Deferred income taxes	834	898
Other current assets	392	481
Total current assets	28,217	26,707

Property and equipment, net	923	993
Goodwill	8,589	8,589
Intangible assets, net	283	309
Other assets	38	38
Total assets	$38,050	$36,636

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$239	$152
Accrued liabilities	1,489	1,076
Deferred revenues	3,670	2,695
Total current liabilities	5,398	3,923

Other long-term liabilities	151	178
Total liabilities	5,549	4,101
Commitments and contingencies

Shareholders' equity:
Common stock, no par value, 7,500,000 shares authorized,
2,926,474 issued and outstanding at January 31, 2012,
and 2,935,125 shares issued and outstanding at October 31, 2011	90,152	90,055
Accumulated other comprehensive income (loss), net	(233)	31
Accumulated deficit	(57,418)	(57,551)
Total shareholders' equity	32,501	32,535
Total liabilities and shareholders' equity	$38,050	$36,636

VERSANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended
	January 31, 2012	January 31, 2011
Revenues:
License	$2,654	$2,596
Maintenance	1,653	1,919
Professional services	36	62
Total revenues	4,343	4,577

Cost of revenues:
License	69	68
Amortization of intangible assets	26	73
Maintenance	354	373
Professional services	20	21
Total cost of revenues	469	535

Gross profit	3,874	4,042

Operating expenses:
Sales and marketing	1,453	1,500
Research and development	1,119	932
General and administrative	1,010	1,045
Total operating expenses	3,582	3,477

Income from operations	292	565
Interest and other income, net	27	9
Income before provision for income taxes	319	574
Provision for income taxes	186	113

Net income	$133	$461

Net income per share:
Basic	$0.05	$0.14
Diluted	$0.05	$0.14

Shares used in per share calculation:
Basic	2,935	3,203
Diluted	2,946	3,320